Exhibit 99.1

FOR IMMEDIATE RELEASE APRIL 15, 2005 FOR ADDITIONAL INFORMATION CONTACT: RANDY J. SIZEMORE SR VICE PRESIDENT, CFO (260) 358-4680

NORTHEAST INDIANA BANCORP, INC.
ANNOUNCES INCREASE IN NONINTEREST INCOME

HUNTINGTON, INDIANA, -- Northeast Indiana Bancorp, Inc., (NEIB), the parent company of First Federal Savings Bank, has announced net income of $399,000 ($0.28 per diluted common share) for the first quarter ended March 31, 2005 compared to $403,000 ($0.27 per diluted common share) for the first quarter ended March 31, 2004. Even with net income relatively unchanged, diluted earnings per common share increased 3.7% to $0.28 for the current quarter due to the Company’s activities under a share repurchase program between periods. The current three months earnings equates to an annualized return on average assets (ROA) of 0.70% and a return on average equity (ROE) of 6.10% as compared to an ROA of 0.73% and an ROE of 5.92% for the three months ended March 31, 2004.

Net interest income was unchanged at $1.6 million for the quarters ended March 31, 2005 and March 31, 2004. The Company’s net interest margin was little changed at 2.96% for the current quarter compared to 3.01% for the year earlier quarter.

The Company made a $20,000 provision for loan loss during the quarter ended March 31, 2005 compared to no provision for loan loss for the quarter ended March 31, 2004.

Noninterest income significantly increased by $141,000 or 45.3% to $452,000 for the current period compared to $311,000 during the year earlier period. This increase was primarily due to increases of $89,000 in brokerage fees and $62,000 in service charges on deposit accounts offset by a decrease of $19,000 in gains on the sale of securities. Brokerage fees increased due to the brokerage acquisition that took place late in the quarter ended June 30, 2004 and was related to significant product volumes in that area for the second quarter in a row. Service charges on deposit accounts increased due to the implementation of a new retail overdraft program during the quarter ended June 30, 2004.

Noninterest expense increased $139,000 to $1.5 million for the quarter ended March 31, 2005 compared to $1.4 million for the quarter ended March 31, 2004. This increase came primarily in salaries and employee benefits due to more wages for new personnel in the brokerage subsidiary, increased funding on a defined benefit pension plan, increases in premium payments under a health insurance program for employees, and less deferred loan origination fees due to lower mortgage volumes.

-MORE-

Net loans receivable was unchanged at $174.8 million at both March 31, 2005 and December 31, 2004. Deposits increased significantly by $8.8 million or 7.1% to $132.8 million during the same time frame. Decreases of $2.8 million in time deposits and MMDA accounts were more than offset by strong growth of $11.6 million in NOW, savings and noninterest bearing accounts during the current three month period. Most of the growth can be attributed to a new retail premium checking account promotion launched at the start of the current year. Borrowed funds declined to $72.0 million at March 31, 2005 from $77.1 million at December 31, 2004 both from decreases in repurchase agreement accounts and from decreases in FHLB borrowings.

Shareholders’ equity was unchanged at $26.0 million at both March 31, 2005 and December 31, 2004. The Company repurchased 18,500 shares on the open market at an average cost of $21.43, for a total cost of $396,525 during the quarter ended March 31, 2005. In the opinion of management, these repurchases help leverage Northeast Indiana Bancorp’s remaining equity and tend to improve return on shareholder’s equity. The Company has approximately 37,000 shares that may be repurchased under the current stock repurchase program, which was previously announced.

The book value of NEIB’s stock was $18.34 per common share as of March 31, 2005. The number of outstanding common shares was 1,417,279. The last reported trade of the stock on April 13, 2005 was $20.85 per common share.

Northeast Indiana Bancorp, Inc. is headquartered at 648 North Jefferson Street, Huntington, Indiana. The company offers a full array of banking, trust, and financial brokerage services to its customers through three full service branches located in Huntington, Indiana. The Company is traded on The NASDAQ Stock Market under the symbol “NEIB”.

This press release may contain forward-looking statements, which are based on management’s current expectations regarding economic, legislative and regulatory issues. Factors which may cause future results to vary materially include, but are not limited to, general economic conditions, changes in interest rates, loan demand, and competition. Additional factors include changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, regulatory and technological factors affecting each company’s operations, pricing, products and services.

-MORE-

NORTHEAST INDIANA BANCORP CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

ASSETS	March 31, 2005	December 31, 2004

Interest-earning cash and cash equivalents	$4,536,661	$1,142,340
Noninterest earning cash and cash equivalents	1,883,479	2,242,859

Total cash and cash equivalents	6,420,140	3,385,199
Securities available for sale	39,687,804	38,903,998
Securities held to maturity estimated market value of $0 and $60,000 at March 31, 2005, and
December 31, 2004	—	60,000
Loans held for sale	—	—
Loans receivable, net of allowance for loan loss March 31, 2005 $1,362,953 and December 31, 2004
$ 1,357,505	174,779,325	174,800,272
Accrued interest receivable	828,791	830,837
Premises and equipment	2,147,299	2,175,981
Investments in limited liability partnerships	1,313,112	1,370,919
Cash surrender value of life insurance	5,409,349	5,159,178
Other assets	2,025,363	1,985,839

Total Assets	$232,611,183	$228,672,223

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	132,788,309	123,950,768
Borrowed Funds	72,031,882	77,066,576
Accrued interest payable and other liabilities	1,794,613	1,608,346

Total Liabilities	206,614,804	202,625,690

Retained earnings - substantially restricted	25,996,379	26,046,533

Total Liabilities and Shareholders' Equity	$232,611,183	$228,672,223

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2005	2004
Total interest income	$3,054,386	$3,009,497
Total interest expense	1,463,484	1,434,391

Net interest income	$1,590,902	$1,575,106

Provision for loan losses	20,000	—
Net interest income after provision for loan losses	$1,570,902	$1,575,106
Service charges on deposit accounts	146,526	84,371
Net gain on sale of securities	—	18,971
Net gain on sale of loans	24,497	28,549
Net gain (loss) on sale of repossessed assets	2,716	5,690
Trust and brokerage fees	104,240	14,924
Other income	174,257	158,976

Total noninterest income	$452,236	$311,481

Salaries and employee benefits	838,265	746,306
Occupancy	120,070	112,255
Data processing	171,518	164,084
Deposit insurance premiums	4,504	4,684
Professional fees	79,161	70,648
Correspondent bank charges	62,615	53,373
Other expense	218,814	204,588

Total noninterest expenses	$1,494,947	$1,355,938

Income before income tax expenses	$528,191	$530,649

Income tax expenses	129,392	128,059
Net Income	$398,799	$402,590

NORTHEAST INDIANA BANCORP CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

	Three Months Ended March 31,
	2005	2004
Basic Earnings per common share	0.29	0.28
Dilutive Earnings per share	0.28	0.27
Net interest margin	2.96%	3.01%
Return on average assets	0.70%	0.73%
Return on average equity	6.10%	5.92%
Average shares outstanding- primary	1,396,838	1,445,178
Average shares outstanding- diluted
	1,434,395	1,498,448

Allowance for loan losses:
Balance at beginning of period	$1,357,505	$1,772,109
Charge-offs:
One-to-four family	7,029	—
Commercial real estate	—	—
Commercial	1,305	—
Consumer	59,183	112,191

Gross charge-offs	67,517	112,191

Recoveries:
One-to-four family	—	—
Commercial real estate	7,893	—
Commercial	11,552	—
Consumer	33,520	34,331

Gross recoveries	52,965	34,331

Net charge-offs (recoveries)	14,552	77,860
Additions charged to operations	20,000	—

Balance at end of period	$1,362,953	$1,694,249

Net loan charge-offs (recoveries) to average loans (1)	0.03%	0.18%

Nonperforming assets (000's)	At March 31,	At December 31,
Loans:	2005	2004
Non-accrual	$1,426	$1,713
Past 90 days or more and still accruing	—	—
Troubled debt restructured	—	—

Total nonperforming loans	1,426	1,713
Real estate owned	279	204
Other repossessed assets	4	7

Total nonperforming assets	$1,709	$1,924
Nonperforming assets to total assets	0.73%	0.84%
Nonperforming loans to total loans	0.81%	0.97%
Allowance for loan losses to nonperforming loans	95.62%	79.30%
Allowance for loan losses to net loans receivable	0.77%	0.77%

	At March 31,
	2005	2004
Stockholders' equity as a % of total assets	11.18%	12.28%
Book value per share	$18.34	$18.35

Common shares outstanding- EOP	1,417,279	1,488,914

(1)     Ratios for the three-month periods are annualized.